Exhibit 99.1
CVR Energy Reports Second Quarter 2025 Results,
Announces Leadership Transition Plans
•Second quarter net loss attributable to CVR Energy stockholders of $114 million; EBITDA loss of $24 million; adjusted EBITDA of $99 million
•Second quarter loss per diluted share of $1.14 and adjusted loss per diluted share of 23 cents
•Prepaid $70 million and $20 million in principal of the Term Loan in June and July 2025, respectively
•Mark Pytosh to assume role of President, Chief Executive Officer and Director on January 1, 2026, following Dave Lamp retirement; Brett Icahn appointed to the Board of Directors effective August 1, 2025
•CVR Partners announced a cash distribution of $3.89 per common unit
SUGAR LAND, Texas (July 30, 2025) – CVR Energy, Inc. (NYSE: CVI, “CVR Energy” or the “Company”) today announced second quarter 2025 net loss attributable to CVR Energy stockholders of $114 million, or $1.14 per diluted share, compared to second quarter 2024 net income attributable to CVR Energy stockholders of $21 million, or 21 cents per diluted share. Adjusted loss for the second quarter of 2025 was 23 cents per diluted share, compared to adjusted earnings per diluted share of 9 cents in the second quarter of 2024. Net loss for the second quarter of 2025 was $90 million, compared to net income of $38 million in the second quarter of 2024. Second quarter 2025 EBITDA loss was $24 million, compared to second quarter 2024 EBITDA of $103 million. Adjusted EBITDA for the second quarter of 2025 was $99 million, compared to adjusted EBITDA of $87 million in the second quarter of 2024.
“CVR Energy’s 2025 second quarter earnings results for its refining business were impacted by an $89 million unfavorable mark-to-market impact on its outstanding Renewable Fuel Standard obligation as well as reduced throughput volumes while we ran off intermediate inventory following the completion of the planned turnaround at the Coffeyville refinery,” said Dave Lamp, CVR Energy’s President and Chief Executive Officer.
“CVR Partners achieved solid operating results for the second quarter of 2025, with a combined ammonia production rate of 91 percent,” Mr. Lamp said. “CVR Partners also was pleased to declare a second quarter 2025 cash distribution of $3.89 per common unit.”
The Company also announced leadership transition plans following Mr. Lamp’s notice of his intent to retire as President and Chief Executive Officer effective December 31, 2025. Mark A. Pytosh, the Company’s Executive Vice President – Corporate Services who also serves as President, Chief Executive Officer and Director of the general partner of CVR Partners, LP (“CVR Partners”), is expected to assume the role of President, Chief Executive Officer and Director of CVR Energy while continuing to serve in those same roles for CVR Partners’ general partner. Mr. Lamp is expected to remain on the Company’s Board of Directors and the board of directors of CVR Partners’ general partner.
“I would like to thank our employees, communities and stockholders for their support over the past several years. It has been a privilege to have worked closely with our strong management team to drive value throughout the organization, and I look forward to continuing to serve our companies as a member of the Board,” said Mr. Lamp. “Mark has been a strong leader for CVR Partners and for our midstream operations. We have worked closely together for many years, and I am confident he is the right person to build upon the foundations we have laid while driving CVR Energy and CVR Partners into the future.”
Mr. Pytosh joined the general partner of CVR Partners as a Director in 2011 and became President and Chief Executive Officer in May 2014. In January 2018, Mr. Pytosh was appointed Executive Vice President – Corporate Services of the Company with executive responsibility over the Company’s midstream operations. Prior to joining CVR Partners, Mr. Pytosh held senior financial roles in energy, power, solid waste and investment banking. Mr. Pytosh is expected to remain President, Chief Executive Officer and Director of CVR Partners’ general partner.
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Mr. Pytosh commented, “Dave’s leadership, operating discipline and strong corporate values have inspired the Company. I look forward to building upon Dave’s incredible legacy while leveraging our operating platform and strong management team to position the Company for positive growth and maximizing value for all of our stockholders.”
On July 28, 2025, the Board appointed Brett Icahn as a director effective August 1, 2025, increasing the Board size to nine members.
Petroleum Segment
The Petroleum Segment reported a second quarter 2025 net loss of $137 million and EBITDA loss of $84 million, compared to net income of $18 million and EBITDA of $56 million for the second quarter of 2024. Adjusted EBITDA for the Petroleum Segment was $38 million for the second quarter of 2025, compared to adjusted EBITDA of $37 million for the second quarter of 2024.
Combined total throughput for the second quarter of 2025 was approximately 172,000 barrels per day (“bpd”) compared to approximately 186,000 bpd of combined total throughput for the second quarter of 2024. Throughput during the current quarter was lower primarily to allow processing of intermediate inventories built during the turnaround at the Coffeyville, Kansas, refinery which began in the first quarter of 2025 and was completed in April 2025.
Refining margin for the second quarter of 2025 was $35 million, or $2.21 per total throughput barrel, compared to $185 million, or $10.94 per total throughput barrel, during the same period in 2024. Included in our second quarter 2025 refining margin were unfavorable mark-to-market impacts on our outstanding Renewable Fuel Standard (“RFS”) obligation of $89 million, unfavorable inventory valuation impacts of $31 million, and unfavorable unrealized derivative impacts of $2 million primarily related to Canadian crude oil positions. Excluding these items, adjusted refining margin for the second quarter of 2025 was $9.95 per barrel, compared to an adjusted refining margin per barrel of $9.81 for the second quarter of 2024. The increase in adjusted refining margin per barrel was primarily due to an increase in the Group 3 2-1-1 crack spread.
Renewables Segment
Effective beginning with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and due to the prominence of the renewables business relative to the Company’s overall 2024 performance, we revised our reportable segments to reflect a new reportable segment: Renewables. The Renewables Segment includes the operations of the renewable diesel unit and renewable feedstock pretreater at the refinery in Wynnewood, Oklahoma.
The Renewables Segment reported second quarter 2025 net loss of $11 million and EBITDA loss of $5 million, compared to net loss of $11 million and EBITDA loss of $5 million for the second quarter of 2024. Adjusted EBITDA loss for the Renewables Segment was $4 million for the second quarter of 2025, compared to adjusted EBITDA loss of $2 million for the second quarter of 2024.
Total vegetable oil throughput for the second quarter of 2025 was approximately 155,000 gallons per day (“gpd”), compared to approximately 127,000 gpd for the second quarter of 2024.
Renewables margin was $5 million, or $0.38 per vegetable oil throughput gallon, for the second quarter of 2025 compared to $5 million, or 43 cents per vegetable oil throughput gallon, for the second quarter of 2024. Factors contributing to our second quarter 2025 renewables margin were higher net sales of $13 million resulting from increased production and sales volumes, increased renewable diesel yield due to improved catalyst performance, and increased biomass-based diesel RIN and LCFS credit prices in the current period, partially offset by the loss of the BTC in the current period and a decrease in average CARB ULSD prices of 24 cents per gallon. Higher net sales were partially offset by higher cost of sales of $12 million due to an increase in throughput and production volumes.
Nitrogen Fertilizer Segment
The Nitrogen Fertilizer Segment reported net income of $39 million and EBITDA of $67 million on net sales of $169 million for the second quarter of 2025, compared to net income of $26 million and EBITDA of $54 million on net sales of $133 million for the second quarter of 2024.
Production at CVR Partners, LP’s (“CVR Partners”) fertilizer facilities decreased compared to the second quarter of 2024, producing a combined 197,000 tons of ammonia during the second quarter of 2025, of which 54,000 net tons were available for sale while the rest was upgraded to other fertilizer products, including 321,000 tons of urea ammonia nitrate (“UAN”). During
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the second quarter of 2024, the fertilizer facilities produced a combined 221,000 tons of ammonia, of which 69,000 net tons were available for sale while the remainder was upgraded to other fertilizer products, including 337,000 tons of UAN.
For the second quarter 2025, average realized gate prices for ammonia and UAN were up 14 percent and 18 percent, respectively, over the prior year to $593 and $317 per ton, respectively. Average realized gate prices for ammonia and UAN were $520 and $268 per ton, respectively, for the second quarter of 2024.
Corporate and Other
The Company reported an income tax benefit of $42 million, or 31.7 percent of loss before income taxes, for the three months ended June 30, 2025, compared to an income tax benefit of $26 million, or (219.7) percent of income before income taxes, for the three months ended June 30, 2024. The increase in income tax benefit was primarily due to a decrease in overall pretax earnings while the change in the effective tax rate was primarily due to changes in pretax earnings attributable to noncontrolling interest and the impact of federal and state tax credits and incentives in relation to overall pretax earnings.
Cash, Debt and Dividend
Consolidated cash and cash equivalents were $596 million at June 30, 2025, a decrease of $391 million from December 31, 2024. Consolidated total debt and finance lease obligations were $1.9 billion at June 30, 2025, including $570 million held by the Nitrogen Fertilizer Segment.
On June 30, 2025, certain of the Company’s subsidiaries (the “Term Loan Borrowers”) prepaid $70 million in principal of the senior secured term loan facility (the “Term Loan”), in addition to required principal and interest payments as set forth in the Term Loan. As a result of this transaction, the Company recognized a $1 million loss on extinguishment of debt in the second quarter of 2025, related to the write-off of unamortized discount and deferred financing costs. Further, on July 25, 2025, the Term Loan Borrowers prepaid an additional $20 million in principal of the Term Loan, plus any accrued and unpaid interest to the redemption date.
CVR Energy will not pay a cash dividend for the second quarter of 2025.
Today, CVR Partners announced that the Board of Directors of its general partner declared a second quarter 2025 cash distribution of $3.89 per common unit, which will be paid on August 18, 2025, to common unitholders of record as of August 11, 2025.
Second Quarter 2025 Earnings Conference Call
CVR Energy previously announced that it will host its second quarter 2025 Earnings Conference Call on Thursday, July 31, at 1 p.m. Eastern. The Earnings Conference Call may also include discussion of Company developments, forward-looking information and other material information about business and financial matters.
The second quarter 2025 Earnings Conference Call will be webcast live and can be accessed on the Investor Relations section of CVR Energy’s website at www.CVREnergy.com. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8291. The webcast will be archived and available for 14 days at https://edge.media-server.com/mmc/p/939p6amw. A repeat of the call also can be accessed for 14 days by dialing (877) 660-6853, conference ID 13754877.

Forward-Looking Statements
This news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These forward-looking statements include, but are not limited to, statements regarding future: continued safe and reliable operations; drivers of our results; EBITDA and Adjusted EBITDA; management changes; impacts of planned and unplanned downtime; timing of turnarounds and impacts thereof on our results; asset utilization, capture, production volume, throughput, product yield and crude oil gathering rates, including the factors impacting same; cash flow generation; operating income and net sales, including the factors impacting same; refining margin; crack spreads, including the drivers thereof; impact of costs to comply with the RFS and revaluation of our RFS liability; inventory levels and valuation impacts; derivative gains and losses and the drivers thereof; renewable feedstocks; production rates and operations capabilities of our renewable diesel unit, including the ability to return to hydrocarbon service; demand trends; RIN generation levels; benefits of our corporate transformation to segregate our renewables business; access to capital and new partnerships; RIN pricing,
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including its impact on performance and the Company’s ability to offset the impact thereof; LCFS credit and CARB ULSD pricing; carbon capture and decarbonization initiatives; demand for refined products; ammonia and UAN pricing; global fertilizer industry conditions; grain prices; crop inventory levels; crop and planting levels; production levels and utilization at our nitrogen fertilizer facilities; nitrogen fertilizer sales volumes; ability to and levels to which we upgrade ammonia to other fertilizer products, including UAN; income tax expense and benefits, including the drivers thereof; pretax earnings and our effective tax rate; the availability and impact of tax credits and incentives; use of proceeds under our debt instruments; debt levels; ability to paydown debt, make debt prepayments and terms associated therewith; cash and cash equivalent levels; dividends and distributions, including the timing, payment and amount (if any) thereof; direct operating expenses, capital expenditures, depreciation and amortization; turnaround expense; cash reserves; labor supply shortages, difficulties, disputes or strikes, including the impact thereof; and other matters. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “explore,” “evaluate,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. Investors are cautioned that various factors may affect these forward-looking statements, including (among others) the health and economic effects of any pandemic, demand for fossil fuels and price volatility of crude oil, other feedstocks and refined products; the ability of Company to pay cash dividends and of CVR Partners to make cash distributions; potential operating hazards; costs of compliance with existing or new laws and regulations and potential liabilities arising therefrom; impacts of the planting season on CVR Partners; our controlling shareholder’s intention regarding ownership of our common stock or CVR Partners’ common units; general economic and business conditions; political disturbances, geopolitical instability and tensions; existing and future laws, rulings, policies and regulations, including the reinterpretation or amplification thereof by regulators, and including but not limited to those relating to the environment, climate change, and/or the production, transportation, or storage of hazardous chemicals, materials, or substances, like ammonia; political uncertainty and impacts to the oil and gas industry and the United States economy generally as a result of actions taken by a new administration, including the imposition of tariffs or changes in climate or other energy laws, rules, regulations, or policies; impacts of plant outages; potential operating hazards from accidents, fires, severe weather, tornadoes, floods, wildfires, or other natural disasters; and other risks. For additional discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, any subsequently filed Quarterly Reports on Form 10-Q and our other Securities and Exchange Commission (“SEC”) filings. These and other risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this news release are made only as of the date hereof. CVR Energy disclaims any intention or obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by law. The terms of the employment agreement referenced herein are qualified in their entirety by the text of the agreement which will be duly disclosed in the Company’s upcoming filings with the Securities and Exchange Commission.
About CVR Energy, Inc.
Headquartered in Sugar Land, Texas, CVR Energy is a diversified holding company primarily engaged in the renewable fuels and petroleum refining and marketing business, as well as in the nitrogen fertilizer manufacturing business through its interest in CVR Partners. CVR Energy subsidiaries serve as the general partner and own approximately 37 percent of the common units of CVR Partners.
Investors and others should note that CVR Energy may announce material information using SEC filings, press releases, public conference calls, webcasts and the Investor Relations page of its website. CVR Energy may use these channels to distribute material information about the Company and to communicate important information about the Company, corporate initiatives and other matters. Information that CVR Energy posts on its website could be deemed material; therefore, CVR Energy encourages investors, the media, its customers, business partners and others interested in the Company to review the information posted on its website.

Contact Information:
Investor Relations
Richard Roberts
(281) 207-3205
InvestorRelations@CVREnergy.com
Media Relations
Brandee Stephens
(281) 207-3516
MediaRelations@CVREnergy.com

Non-GAAP Measures
Our management uses certain non-GAAP performance measures, and reconciliations to those measures, to evaluate current and past performance and prospects for the future to supplement our financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are important factors in assessing our operating results and profitability and include the performance and liquidity measures defined below.
As a result of continuing volatile market conditions and the impacts certain non-cash items may have on the evaluation of our operations and results, the Company began disclosing the Adjusted Refining Margin non-GAAP measure, as defined below, in the second quarter of 2024. We believe the presentation of this non-GAAP measure is meaningful to compare our operating results between periods and better aligns with our peer companies. All prior periods presented have been conformed to the definition below.
The following are non-GAAP measures we present for the periods ended June 30, 2025 and 2024:
EBITDA - Consolidated net income (loss) before (i) interest expense, net, (ii) income tax expense (benefit) and (iii) depreciation and amortization expense.
Petroleum EBITDA, Renewables EBITDA, and Nitrogen Fertilizer EBITDA - Segment net income (loss) before segment (i) interest expense, net, (ii) income tax expense (benefit), and (iii) depreciation and amortization.
Refining Margin - The difference between our Petroleum Segment net sales and cost of materials and other.
Adjusted Refining Margin - Refining Margin adjusted for certain significant noncash items and items that management believes are not attributable to or indicative of our underlying operational results of the period or that may obscure results and trends we deem useful.
Refining Margin and Adjusted Refining Margin, per Throughput Barrel - Refining Margin and Adjusted Refining Margin divided by the total throughput barrels during the period, which is calculated as total throughput barrels per day times the number of days in the period.
Direct Operating Expenses per Throughput Barrel - Direct operating expenses for our Petroleum Segment divided by total throughput barrels for the period, which is calculated as total throughput barrels per day times the number of days in the period.
Renewables Margin - The difference between our Renewables Segment net sales and cost of materials and other.
Adjusted Renewables Margin - Renewables Margin adjusted for certain significant noncash items and items that management believes are not attributable to or indicative of our underlying operational results of the period or that may obscure results and trends we deem useful.
Renewables Margin and Adjusted Renewables Margin, per Vegetable Oil Throughput Gallon - Renewables Margin and Adjusted Renewables Margin divided by the total vegetable oil throughput gallons for the period, which is calculated as total vegetable oil throughput gallons per day times the number of days in the period.
Direct Operating Expenses per Vegetable Oil Throughput Gallon - Direct operating expenses for our Renewables Segment divided by total vegetable oil throughput gallons for the period, which is calculated as total vegetable oil throughput gallons per day times the number of days in the period.
Adjusted EBITDA, Petroleum Adjusted EBITDA, Renewables Adjusted EBITDA, and Nitrogen Fertilizer Adjusted EBITDA - EBITDA, Petroleum EBITDA, Renewables EBITDA, and Nitrogen Fertilizer EBITDA adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our underlying operational results of the period or that may obscure results and trends we deem useful.
Adjusted Earnings (Loss) per Share - Earnings (loss) per share adjusted for certain significant non-cash items and items that management believes are not attributable to or indicative of our on-going operations or that may obscure our underlying results and trends.
Free Cash Flow - Net cash provided by (used in) operating activities less capital expenditures and capitalized turnaround expenditures.

We present these measures because we believe they may help investors, analysts, lenders and ratings agencies analyze our results of operations and liquidity in conjunction with our U.S. GAAP results, including but not limited to our operating performance as compared to other publicly traded companies in the refining and fertilizer industries, without regard to historical cost basis or financing methods and our ability to incur and service debt and fund capital expenditures. Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net earnings and operating income. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. See “Non-GAAP Reconciliations” included herein for reconciliation of these amounts. Due to rounding, numbers presented within this section may not add or equal to numbers or totals presented elsewhere within this document.
Factors Affecting Comparability of Our Financial Results
Petroleum Segment
Our results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future due to capitalized expenditures as part of planned turnarounds. Total capitalized expenditures were $24 million and $3 million during the three months ended June 30, 2025 and 2024, respectively, and $190 million and $42 million during the six months ended June 30, 2025 and 2024, respectively.

CVR Energy, Inc.
(all information in this release is unaudited)

Consolidated Statement of Operations Data

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2025	2024	2025	2024
Net sales	$1,761	$1,967	$3,407	$3,829
Operating costs and expenses:
Cost of materials and other	1,582	1,667	3,099	3,130
Direct operating expenses (exclusive of depreciation and amortization)	169	173	324	337
Depreciation and amortization	76	70	142	145
Cost of sales	1,827	1,910	3,565	3,612
Selling, general and administrative expenses (exclusive of depreciation and amortization)	36	28	73	63
Depreciation and amortization	2	2	4	4
(Gain) loss on asset disposal	(1)	—	—	1
Operating (loss) income	(103)	27	(235)	149
Other (expense) income:
Interest expense, net	(30)	(19)	(55)	(39)
Other income, net	1	4	4	8
(Loss) income before income tax benefit	(132)	12	(286)	118
Income tax benefit	(42)	(26)	(91)	(10)
Net (loss) income	(90)	38	(195)	128
Less: Net income attributable to noncontrolling interest	24	17	42	25
Net (loss) income attributable to CVR Energy stockholders	$(114)	$21	$(237)	$103

Basic and diluted (loss) earnings per share	$(1.14)	$0.21	$(2.36)	$1.02
Dividends declared per share	$—	$0.50	$—	$1.00

Adjusted (loss) earnings per share *	$(0.23)	$0.09	$(0.81)	$0.12
EBITDA *	$(24)	$103	$(85)	$306
Adjusted EBITDA *	$99	$87	$122	$186

Weighted-average common shares outstanding - basic and diluted	100.5	100.5	100.5	100.5

*See “Non-GAAP Reconciliations” section below.
Selected Consolidated Balance Sheet Data

(in millions)	June 30, 2025	December 31, 2024
Cash and cash equivalents	$596	$987
Working capital (inclusive of cash and cash equivalents)	201	726
Total assets	3,984	4,263
Total debt and finance lease obligations, including current portion	1,861	1,919
Total liabilities	3,318	3,375
Total CVR stockholders’ equity	466	703

Selected Consolidated Cash Flow Data

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2024	2025	2024
Net cash used in:
Operating activities	$176	$81	$(19)	$258
Investing activities	(185)	(74)	(267)	(129)
Financing activities	(90)	(65)	(105)	(729)
Net decrease in cash, cash equivalents, and restricted cash	$(99)	$(58)	$(391)	$(600)

Free cash flow *	$(12)	$7	$(297)	$128

* See “Non-GAAP Reconciliations” section below.
Selected Segment Data

	Three Months Ended June 30,
	2025				2024
(in millions)	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated
Net sales	$1,561	$76	$169	$1,761	$1,795	$63	$133	$1,967
Operating (loss) income	(133)	(11)	46	(103)	10	(11)	34	27
Net (loss) income	(137)	(11)	39	(90)	18	(11)	26	38
EBITDA *	(84)	(5)	67	(24)	56	(5)	54	103

Capital expenditures (1)
Maintenance	$14	$1	$6	$21	$22	$—	$4	$27
Growth	9	1	4	15	11	2	1	14
Total capital expenditures	$23	$2	$10	$36	$33	$2	$5	$41

	Six Months Ended June 30,
	2025				2024
(in millions)	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated
Net sales	$3,038	$142	$311	$3,407	$3,517	$97	$261	$3,829
Operating (Loss) Income	(295)	(11)	81	(235)	128	(21)	54	149
Net (loss) income	(297)	(11)	66	(195)	145	(20)	39	128
EBITDA *	(202)	1	120	(85)	227	(9)	93	306

Capital expenditures (1)
Maintenance	$55	$1	$10	$66	$44	$1	$9	$57
Growth	17	1	6	26	25	9	1	35
Total capital expenditures	$72	$2	$16	$92	$69	$10	$10	$92

* See “Non-GAAP Reconciliations” section below.
(1)Capital expenditures are shown exclusive of capitalized turnaround expenditures.

Selected Balance Sheet Data

	June 30, 2025				December 31, 2024
(in millions)	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated	Petroleum	Renewables	Nitrogen Fertilizer	Consolidated
Cash and cash equivalents (1)	$325	$22	$114	$596	$735	$13	$91	$987
Total assets	3,011	414	998	3,984	3,288	420	1,019	4,263
Total debt and finance lease obligations, including current portion (2)	293	—	570	1,861	354	—	569	1,919

(1)Corporate cash and cash equivalents consisted of $135 million and $148 million at June 30, 2025 and December 31, 2024, respectively.
(2)Corporate total debt and finance lease obligations, including current portion consisted of $998 million and $996 million at June 30, 2025 and December 31, 2024, respectively.
Petroleum Segment
Key Operating Metrics per Total Throughput Barrel

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2024	2025	2024
Refining margin *	$2.21	$10.94	$1.14	$13.68
Adjusted refining margin *	9.95	9.81	9.04	10.15
Direct operating expenses *	6.45	6.94	7.32	6.34

*See “Non-GAAP Reconciliations” section below.
Refining Throughput and Production Data by Refinery

Throughput Data	Three Months Ended June 30,		Six Months Ended June 30,
(in bpd)	2025	2024	2025	2024
Coffeyville
Gathered crude	61,505	87,402	44,213	74,903
Other domestic	30,718	28,625	21,584	37,275
Canadian	581	9,518	610	9,525
Condensate	—	5,079	—	6,390
Other feedstocks and blendstocks	7,883	10,773	7,111	11,671
Wynnewood
Gathered crude	55,470	34,190	56,936	38,624
Other domestic	1,595	2,421	1,087	1,210
Condensate	8,965	5,965	9,556	8,114
Other feedstocks and blendstocks	5,432	2,235	5,309	3,287
Total throughput	172,149	186,208	146,406	190,999

Production Data	Three Months Ended June 30,		Six Months Ended June 30,
(in bpd)	2025	2024	2025	2024
Coffeyville
Gasoline	50,323	71,515	34,718	72,119
Distillate	46,911	57,710	33,645	56,858
Other liquid products	(428)	7,015	2,930	5,784
Solids	3,711	4,990	2,523	4,985
Wynnewood
Gasoline	36,657	25,672	38,190	28,828
Distillate	23,645	16,053	24,293	17,610
Other liquid products	8,267	2,349	6,671	3,956
Solids	12	6	11	6
Total production	169,098	185,310	142,981	190,146

Crude utilization (1)	76.9%	83.9%	64.9%	85.2%
Light product yield (as % of crude throughput) (2)	99.2%	98.7%	97.7%	99.6%
Liquid volume yield (as % of total throughput) (3)	96.1%	96.8%	95.9%	96.9%
Distillate yield (as % of crude throughput) (4)	44.4%	42.6%	43.2%	42.3%

(1)Total Gathered crude, Other domestic, Canadian, and Condensate throughput (collectively, “Total Crude Throughput”) divided by consolidated crude oil throughput capacity of 206,500 bpd.
(2)Total Gasoline and Distillate divided by Total Crude Throughput.
(3)Total Gasoline, Distillate, and Other liquid products divided by total throughput.
(4)Total Distillate divided by Total Crude Throughput.
Key Market Indicators

	Three Months Ended June 30,		Six Months Ended June 30,
(dollars per barrel)	2025	2024	2025	2024
West Texas Intermediate (WTI) NYMEX	$63.74	$80.63	$67.52	$78.81
Crude Oil Differentials to WTI:
Brent	2.97	4.40	3.29	4.60
WCS (heavy sour)	(9.43)	(12.53)	(10.92)	(14.66)
Condensate	(0.71)	(0.66)	(0.68)	(0.76)
Midland Cushing	0.74	1.08	0.92	1.31
NYMEX Crack Spreads:
Gasoline	24.76	27.48	20.86	25.07
Heating Oil	26.99	24.67	27.71	30.62
NYMEX 2-1-1 Crack Spread	25.87	26.07	24.29	27.85
PADD II Group 3 Product Basis:
Gasoline	(3.58)	(10.61)	(3.20)	(10.33)
Ultra-Low Sulfur Diesel	(0.12)	(3.89)	(3.60)	(7.04)
PADD II Group 3 Product Crack Spread:
Gasoline	21.18	16.87	17.66	14.74
Ultra-Low Sulfur Diesel	26.87	20.78	24.11	23.59
PADD II Group 3 2-1-1	24.02	18.83	20.89	19.17

Renewables Segment
Key Operating Metrics per Vegetable Oil Throughput Gallon

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Renewables margin *	$0.38	$0.43	$0.76	$0.51
Adjusted renewables margin *	0.44	0.67	0.68	0.64
Direct operating expenses *	0.54	0.72	0.51	0.76

*See “Non-GAAP Reconciliations” section below.
Renewables Throughput and Production Data

	Three Months Ended June 30,		Six Months Ended June 30,
(in gallons per day)	2025	2024	2025	2024
Throughput Data
Corn Oil	1,107	33,253	10,488	34,947
Soybean Oil	153,609	93,303	144,837	66,128

Production Data
Renewable diesel	148,373	117,277	146,292	89,936

Renewable utilization (1)	61.4%	50.2%	61.6%	40.1%
Renewable diesel yield (as % of corn and soybean oil throughput)	95.9%	92.7%	94.2%	89.0%

(1)Total corn and soybean oil throughput divided by total renewable throughput capacity of 252,000 gallons per day.
Key Market Indicators

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Chicago Board of Trade (CBOT) soybean oil (dollars per pound)	$0.49	$0.45	$0.47	$0.46
Midwest crude corn oil (dollars per pound)	0.50	0.51	0.48	0.53
CARB ULSD (dollars per gallon)	2.36	2.60	2.38	2.63
NYMEX ULSD (dollars per gallon)	2.16	2.51	2.27	2.61
California LCFS (dollars per metric ton)	52.36	51.51	59.13	57.37
Biodiesel RINs (dollars per RIN)	1.08	0.51	0.94	0.55
Nitrogen Fertilizer Segment

	Three Months Ended June 30,		Six Months Ended June 30,
(percent of capacity utilization)	2025	2024	2025	2024
Ammonia utilization rate (1)	91%	102%	96%	96%

(1)Reflects our ammonia utilization rate on a consolidated basis. Utilization is an important measure used by management to assess operational output at each of CVR Partners’ facilities. Utilization is calculated as actual tons produced divided by capacity. We present our utilization for the three and six months ended June 30, 2025 and 2024 and take into account the impact of our current turnaround cycles on any specific period. Additionally, we present utilization solely on ammonia production rather than each nitrogen product as it provides a comparative baseline against industry peers and eliminates the disparity of plant configurations for upgrade of ammonia into other nitrogen products. With our efforts being primarily focused on ammonia upgrade capabilities, this measure provides a meaningful view of how well we operate.

Sales and Production Data

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Consolidated sales volumes (thousands of tons):
Ammonia	57	43	117	113
UAN	345	330	681	614

Consolidated product pricing at gate (dollars per ton): (1)
Ammonia	$593	$520	$573	$525
UAN	317	268	287	268

Consolidated production volume (thousands of tons):
Ammonia (gross produced) (2)	197	221	413	414
Ammonia (net available for sale) (2)	54	69	117	130
UAN	321	337	668	643

Feedstock:
Petroleum coke used in production (thousands of tons)	130	133	261	261
Petroleum coke used in production (dollars per ton)	$56.68	$62.96	$49.54	$69.21
Natural gas used in production (thousands of MMBtus) (3)	1,897	2,213	4,057	4,361
Natural gas used in production (dollars per MMBtu) (3)	$3.29	$1.93	$4.00	$2.51
Natural gas in cost of materials and other (thousands of MMBtus) (3)	2,201	1,855	3,807	3,620
Natural gas in cost of materials and other (dollars per MMBtu) (3)	$3.63	$1.85	$4.05	$2.65

(1)Product pricing at gate represents sales less freight revenue divided by product sales volume in tons and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.
(2)Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into other fertilizer products. Net tons available for sale represent ammonia available for sale that was not upgraded into other fertilizer products.
(3)The feedstock natural gas shown above does not include natural gas used for fuel. The cost of fuel natural gas is included in direct operating expense.
Key Market Indicators

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Ammonia — Southern plains (dollars per ton)	$576	$523	$569	$545
Ammonia — Corn belt (dollars per ton)	630	565	624	581
UAN — Corn belt (dollars per ton)	403	288	364	290

Natural gas NYMEX (dollars per MMBtu)	$3.51	$2.32	$3.69	$2.21

Q3 2025 Outlook
The table below summarizes our outlook for certain operational statistics and financial information for the third quarter of 2025. See “Forward-Looking Statements” above.

	Q3 2025
	Low	High
Petroleum
Total throughput (bpd)	200,000	215,000
Crude utilization (1)	92%	97%
Direct operating expenses (in millions) (2)	$105	$115

Renewables
Total throughput (in millions of gallons)	16	20
Renewable utilization (4)	70%	85%
Direct operating expenses (in millions) (2)	$8	$10

Nitrogen Fertilizer
Ammonia utilization rate	93%	98%
Direct operating expenses (in millions) (2)	$60	$65

Capital Expenditures (in millions) (3)
Petroleum	$25	$30
Renewables	1	3
Nitrogen Fertilizer	20	25
Other	1	2
Total capital expenditures	$47	$60

(1)Represents crude oil throughput divided by consolidated crude oil throughput capacity of 206,500 bpd.
(2)Direct operating expenses are shown exclusive of depreciation and amortization, turnaround expenses, and inventory valuation impacts.
(3)Turnaround and capital expenditures are disclosed on an accrual basis.
(4)Represents renewable feedstock throughput divided by total renewable throughput capacity of 252,000 gallons per day.
Non-GAAP Reconciliations
Reconciliation of Net (Loss) Income to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2024	2025	2024
Net (loss) income	$(90)	$38	$(195)	$128
Interest expense, net	30	19	55	39
Income tax benefit	(42)	(26)	(91)	(10)
Depreciation and amortization	78	72	146	149
EBITDA	(24)	103	(85)	306
Adjustments:
Revaluation of RFS liability, unfavorable (favorable)	89	—	200	(91)
Unrealized loss (gain) on derivatives, net	2	(17)	(1)	7
Inventory valuation impacts, unfavorable (favorable)	32	1	8	(36)
Adjusted EBITDA	$99	$87	$122	$186

Reconciliation of Basic and Diluted (Loss) Earnings per Share to Adjusted (Loss) Earnings per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Basic and diluted (loss) earnings per share	$(1.14)	$0.21	$(2.36)	$1.02
Adjustments: (1)
Revaluation of RFS liability, unfavorable (favorable)	0.65	—	1.50	(0.68)
Unrealized loss (gain) on derivatives, net	0.02	(0.13)	(0.01)	0.05
Inventory valuation impacts, unfavorable (favorable)	0.24	0.01	0.06	(0.27)
Adjusted (loss) earnings per share	$(0.23)	$0.09	$(0.81)	$0.12

(1)Amounts are shown after-tax, using the Company’s marginal tax rate, and are presented on a per share basis using the weighted average shares outstanding for each period.
Reconciliation of Net Cash (Used In) Provided By Operating Activities to Free Cash Flow

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2024	2025	2024
Net cash (used in) provided by operating activities	$176	$81	$(19)	$258
Less:
Capital expenditures	(41)	(43)	(92)	(90)
Capitalized turnaround expenditures	(148)	(32)	(191)	(44)
Return of equity method investment	1	1	5	4
Free cash flow	$(12)	$7	$(297)	$128
Reconciliation of Petroleum Segment Net (Loss) Income to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2024	2025	2024
Petroleum net (loss) income	$(137)	$18	$(297)	$145
Interest (income) expense, net	5	(5)	5	(10)
Depreciation and amortization	48	43	90	92
Petroleum EBITDA	(84)	56	(202)	227
Adjustments:
Revaluation of RFS liability, unfavorable (favorable)	89	—	200	(91)
Unrealized loss (gain) on derivatives, net	2	(17)	(1)	7
Inventory valuation impacts, unfavorable (favorable) (1)	31	(2)	10	(39)
Petroleum Adjusted EBITDA	$38	$37	$7	$104

Reconciliation of Petroleum Segment Gross (Loss) Profit to Refining Margin and Adjusted Refining Margin

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2024	2025	2024
Net sales	$1,561	$1,795	$3,038	$3,517
Less:
Cost of materials and other	(1,526)	(1,610)	(3,008)	(3,041)
Direct operating expenses (exclusive of depreciation and amortization)	(102)	(118)	(193)	(221)
Depreciation and amortization	(48)	(43)	(90)	(92)
Gross (loss) profit	(115)	24	(253)	163
Add:
Direct operating expenses (exclusive of depreciation and amortization)	102	118	193	221
Depreciation and amortization	48	43	90	92
Refining margin	35	185	30	476
Adjustments:
Revaluation of RFS liability, unfavorable (favorable)	89	—	200	(91)
Unrealized loss (gain) on derivatives, net	2	(17)	(1)	7
Inventory valuation impacts, unfavorable (favorable) (1)	31	(2)	10	(39)
Adjusted refining margin	$157	$166	$239	$353

Total throughput barrels per day	172,149	186,208	146,406	190,999
Days in the period	91	91	181	182
Total throughput barrels	15,665,597	16,944,862	26,499,565	34,761,961

Refining margin per total throughput barrel	$2.21	$10.94	$1.14	$13.68
Adjusted refining margin per total throughput barrel	9.95	9.81	9.04	10.15
Direct operating expenses per total throughput barrel	6.45	6.94	7.32	6.34

(1)The Petroleum Segment’s basis for determining inventory value under GAAP is First-In, First-Out (“FIFO”). Changes in crude oil prices can cause fluctuations in the inventory valuation of crude oil, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when crude oil prices increase and an unfavorable inventory valuation impact when crude oil prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period.
Reconciliation of Renewables Segment Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2024	2025	2024
Renewables net loss	$(11)	$(11)	$(11)	$(20)
Interest income, net	—	—	—	(1)
Depreciation and amortization	6	6	12	12
Renewables EBITDA	(5)	(5)	1	(9)
Adjustments:
Inventory valuation impacts, (favorable) unfavorable (1)	1	3	(2)	2
Renewables Adjusted EBITDA	$(4)	$(2)	$(1)	$(7)

Reconciliation of Renewables Segment Gross Loss to Renewables Margin and Adjusted Renewables Margin

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except throughput data)	2025	2024	2025	2024
Net sales	$76	$63	$142	$97
Less:
Cost of materials and other	(71)	(58)	(121)	(88)
Direct operating expenses (exclusive of depreciation and amortization)	(7)	(8)	(14)	(13)
Depreciation and amortization	(6)	(6)	(12)	(12)
Gross loss	(8)	(9)	(5)	(16)
Add:
Direct operating expenses (exclusive of depreciation and amortization)	7	8	14	13
Depreciation and amortization	6	6	12	12
Renewables margin	5	5	21	9
Inventory valuation impacts, (favorable) unfavorable (1)	1	3	(2)	2
Adjusted renewables margin	$6	$8	$19	$11

Total vegetable oil throughput gallons per day	154,716	126,556	155,325	101,075
Days in the period	91	91	181	182
Total vegetable oil throughput gallons	14,079,118	11,516,572	28,113,944	18,395,649

Renewables margin per vegetable oil throughput gallon	$0.38	$0.43	$0.76	$0.51
Adjusted renewables margin per vegetable oil throughput gallon	0.44	0.67	0.68	0.64
Direct operating expenses per vegetable oil throughput gallon	0.54	0.72	0.51	0.76

(1)The Renewables Segment’s basis for determining inventory value under GAAP is FIFO. Changes in renewable diesel and renewable feedstock prices can cause fluctuations in the inventory valuation of renewable diesel, work in process and finished goods, thereby resulting in a favorable inventory valuation impact when renewable diesel prices increase and an unfavorable inventory valuation impact when renewable diesel prices decrease. The inventory valuation impact is calculated based upon inventory values at the beginning of the accounting period and at the end of the accounting period.
Reconciliation of Nitrogen Fertilizer Segment Net Income to EBITDA and Adjusted EBITDA

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2025	2024	2025	2024
Nitrogen Fertilizer net income	$39	$26	$66	$39
Interest expense, net	7	8	15	15
Depreciation and amortization	21	20	39	39
Nitrogen Fertilizer EBITDA and Adjusted EBITDA	$67	$54	$120	$93